UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☒	Soliciting Material Pursuant to §240.14a-12

WATCHGUARD TECHNOLOGIES, INC.

(Name of Registrant as Specified in Its Charter)

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Filed by WatchGuard Technologies, Inc. pursuant to Rule 14a-12 of the Securities Exchange Act of 1934

Subject Company: WatchGuard Technologies, Inc.

Commission File No.: 000-26819

On July 25, 2006, WatchGuard Technologies, Inc. sent the following communication to its sales employees, together with a copy of the email that it sent to its channel partners.

WatchGuard Technology, Inc.

Partner Questions and Answers

General Questions

1.	Why are you selling the Company?

After an analysis of the strategic alternatives available to the Company it was determined that this transaction was in the best interests of WatchGuard’s shareholders. The transaction will provide our shareholders with immediate liquidity and a premium over WatchGuard’s recent trading prices. We also believe that it provides a financial platform to support continued growth in the network security market.

2.	Who is Francisco Partners?

Francisco Partners is one of the world’s largest technology-focused private equity funds.

3.	What are the terms of the transaction between WatchGuard and Francisco Partners?

WatchGuard and Francisco Partners have reached a definitive agreement whereby funds managed by Francisco Partners will acquire all of the outstanding shares of WatchGuard. Under the terms of the agreement WatchGuard shareholders will receive $4.25 in cash for each share of WatchGuard stock. The all-cash transaction is valued at approximately $151 million.

4.	How long until the transaction is completed?

The transaction is expected to be completed in the fourth calendar quarter of 2006.

5.	Will WatchGuard still be headquartered at its offices in Seattle?

We do not anticipate a change in WatchGuard’s headquarters location.

6.	Will the Company be changing its name?

We do not anticipate a change to WatchGuard’s name.

7.	What kind of role will Francisco Partners have in the day-to-day operations of the Company?

Until the transaction is closed, it will be business as usual. Once the transaction closes, our board of directors will be composed of representatives from Francisco Partners.

8.	Will there be any changes in warranty service, technical support or other existing support arrangements?

We do not anticipate that there will be any change in the superior customer support that you are accustomed to receiving from WatchGuard.

9.	What effect will this change in ownership have on customers?

As a private company, we will no longer have to expend the time and resources associated with the requirements of being a publicly-traded company. These savings, combined with the support from our new strategic partnership with Francisco Partners, will provide us with even more time and resources to meet the ever changing needs of our partners and customers.

10.	Will you continue to develop new products?

Yes. We expect to focus on developing new and exciting products and enhancing the service and support that we are able to offer.

11.	Should partners send invoices to the same address?

Yes.

12.	Will suppliers and outside vendors see any delay in payment as a result of this announcement?

No.

WatchGuard Technologies, Inc.

Letter to Partners

Dear WatchGuard Channel Partner:

We have good news to report! On July 25, 2006, WatchGuard Technologies, Inc. announced that it has entered into an arrangement that is expected to allow us to focus on developing new and exciting products and enhancing the service and support that we can offer to our partners and customers, while provide the company with financial strength and stability.

We have reached a definitive agreement with Francisco Partners whereby funds managed by Francisco Partners will acquire all of the outstanding shares of WatchGuard. Francisco Partners is one of the world’s largest technology-focused private equity funds.

Going forward, we will operate as an independent, privately-owned company, focused on serving the needs of our partners and customers. As a private company, we will no longer have to expend the time and resources associated with the requirements of being a publicly-traded company. These savings, combined with the support from our new strategic partnership with Francisco Partners, will provide us with even more time and resources to meet the ever changing needs of our partners and customers.

We have recently introduced new hardware platforms across our product lines – new Firebox X Edge, Core and Peak UTM appliances. We expect that with the support of Francisco Partners, we will continue to introduce new and innovative technologies. The transaction is expected to close in the fourth calendar quarter of 2006. Until then, it will be business as usual. We do not anticipate that there will be any changes to the superior customer support that you are accustomed to receiving from WatchGuard.

Please do not hesitate to contact me if you have any questions or need additional information. I also encourage you to visit our website at www.watchguard.com to listen to a replay of our conference call discussing this transaction. I have attached a copy of the news release we issued today for your reference.

As always, we appreciate the opportunity to be of service and look forward to serving your needs in the future.

Sincerely,

Ed Borey

Chairman and Chief Executive Officer

About the Transaction

WatchGuard will file a proxy statement and other documents regarding the proposed transaction described in this press release with the Securities and Exchange Commission (SEC). Investors and security holders are advised to read the proxy statement and such other materials when they become available because they will contain important information about the acquisition and WatchGuard. Investors and security holders will be able to obtain a free copy of the proxy statement and any other documents filed by the company from the SEC Web site at www.sec.gov.

WatchGuard’s directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of WatchGuard in connection with the proposed transaction. Information about the directors and executive officers of WatchGuard is set forth in the proxy statement for WatchGuard’s 2006 annual meeting of shareholders, which was filed with the SEC on March 17, 2006. Investors and security holders may obtain additional information regarding the interest of such participants by reading the proxy statement regarding the proposed transaction when it becomes available.